EXHIBIT 5.1

                                 May 22, 1998

OEI International, Inc..
2727 North Loop West, Suite 400
Houston, Texas 77009

      Re:   Opinion as to Legality of Common Stock of OEI International, Inc.

Gentlemen:

      We have examined the certificate of incorporation and bylaws, both as amended to date, and the corporate proceedings of OEI International, Inc., a Delaware corporation ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 4,945,000 shares of Common Stock, $.001 par value, which are being registered on behalf of the Company and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

      1. The Company is a validly organized and existing corporation under the laws of the State of Delaware.

      2. The certificates for the Common Stock of the Company are in due and proper form; and the up to 4,945,000 shares (consisting of 4,300,000 firm shares and up to 645,000 additional shares contingently issuable upon exercise of the underwriters' over allotment option) of Common Stock to be sold by the Company will, when issued pursuant to the Underwriters Agreement, be validly issued, fully paid and non-assessable outstanding securities of the Company.

      We consent to the use of this opinion and the reference to our firm in the Registration Statement and Prospectus.

                                    Very truly yours,

                                   /s/ Porter & Hedges, L.L.P.
                                       PORTER & HEDGES, L.L.P.